Exhibit 10.1

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (this “Agreement”) is hereby entered into by and between Lawrence Hamel, an individual (the “Employee”), and AcelRx Pharmaceuticals, Inc., on behalf of itself and all of its affiliated entities (collectively, the “Company”).

1.     Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth calendar day after it has been executed by both of the parties (the “Effective Date”), unless the Specified Sections (as defined in Section 12(c), below) have been timely and properly revoked as provided in Section 12(c) before the Effective Date.

2.     Separation from Employment; Future Consulting Relationship. The Employee has been employed by the Company as its Chief Development Officer on an at-will basis pursuant to the employment offer letter signed by the Employee on September 6, 2006 (the “Employment Agreement”). The Employee’s employment with the Company ended effective at the close of business on April 3, 2020 (the “Separation Date”). The parties hereto agree that the Employment Agreement shall be terminated as of the Separation Date. In consideration of the Employee’s promises herein, the Company has offered to enter into a consulting relationship with the Employee on the terms set forth in Exhibit A hereto.

3.     Continuation of Benefits After the Separation Date. The Employee’s coverage under the Company’s health care benefits plans will end on the Separation Date, but the Employee shall have the right to continue his group health benefits coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Separation Date, the Employee will no longer be eligible for, receive, accrue, or participate in any benefits or benefit plans provided by the Company, including, without limitation, the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive the Employee’s right to any vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the applicable plan documents.

4.     Final Wages. The Company timely paid the Employee the unpaid portion of his annual salary earned through the Separation Date and for all earned and unused vacation time by having a check for this amount available for pick-up by, or, at his option, sending it to the Employee by overnight mail or direct deposit transfer on, that date.

5.     Insurance Continuation Payment. If the Employee timely elects to continue coverage under the Company’s insurance plans under the provisions of COBRA, the Company shall pay the full cost for such continued coverage, less the $168 monthly premium that the Employee will continue to pay, for the period that the consulting relationship that will be entered with the Employee remains in effect.

6.     Stock Options, Restricted Stock Units and Performance Stock Units. As of the date of this Agreement, the Employee holds certain options (the “Options”) to purchase Company shares, and shares of restricted stock units (the “RSUs”). In return for the Employee’s promises in this Agreement, any portion of the Employee’s Options and RSUs that were not vested as of the Separation Date shall continue to vest for the period that the consulting relationship that will be entered with the Employee remains in effect. Such consulting relationship shall commence immediately following the Separation Date, such that there is no break in service for purposes of the vesting of the Options and RSUs, and the Options and RSUs shall otherwise continue to be subject to their terms and the terms of the plan pursuant to which they were granted.

7.     Acknowledgement of Total Compensation and Indebtedness. The Employee acknowledges and agrees that the cash payments in Sections 4 and 5 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that the Employee claims or could claim to have earned or claims or could claim is owed to him as a result of his employment by the Company through the Separation Date, including any bonus or other incentive compensation.

8.     Tax Consequences. The Employee acknowledges that the Company has not made any representations to him about, and that he has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code.

9.     Releases.

(a)   (i) Except as otherwise expressly provided in this Agreement, the Employee, for himself and his heirs, executors, administrators, assigns, affiliates, successors and agents (collectively, the “Employee’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company, its parents, affiliates, subsidiaries, predecessors, successors and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, successors and assigns (collectively, the “Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent (“Claims”), which the Employee or any of the Employee’s Affiliates has or may have or may claim to have against the Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to the recruitment, hiring, employment, remuneration, or separation of the Employee by any of the Releasees, the Employee’s tenure as an employee of the Company, any agreement or compensation arrangement between the Employee and the Company, including the Company’s Amended and Restated Severance Benefit Plan, to the maximum extent permitted by law. The Employee specifically and expressly releases any Claims arising out of or based on: the Dodd-Frank Act; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; ERISA; any provision of the laws of California governing wages and hours; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful separation; state or federal wage and hour laws; or any other state or federal law, rule or regulation dealing with the employment relationship.

(ii) the Company for itself and its parents, affiliates, subsidiaries and predecessors (the “Company Affiliates”) represents and agrees that as of the date this Agreement is signed it is not aware of any acts, omissions, conduct or factual basis for any Claims against Employee, and therefore, the Company on behalf of itself and the Company Affiliates further represents and agrees that it has no intention of pursing any Claim against the Employee. Notwithstanding the foregoing, the parties agree that the representations provided for in this Section 9(a)(ii) exclude and do not apply to any Claims that are unknown as of the date this Agreement is signed.

(b)     Governmental Agencies.  Notwithstanding the release of claims language set forth in this Section 9, nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

(c)     Nothing contained in this Section 9 or any other provision of this Agreement shall release or waive any right that the Employee has to indemnification by the Company with respect to which the Employee may be eligible as provided in California Labor Code section 2802, any indemnification agreement signed by the Employee, or any other applicable source.

10.     Waiver of Civil Code Section 1542.

(a)     The Employee understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected. The Employee expressly waives and relinquishes any and all rights he may have under any law designed to prevent the waiver of unknown claims, such as California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(b)     It is the intention of the Employee through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

11.     Release of Federal Age Discrimination Claims by the Employee. The Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the other Releasees regarding any actions which occurred prior to the Effective Date.

12.     Rights Under the Older Workers Benefit Protection Act. In accordance with the Older Workers Benefit Protection Act of 1990, the Employee hereby is advised of and acknowledges the following:

(a)     The Employee has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b)     The Employee has been given twenty-one (21) calendar days after being presented with this Agreement to decide whether or not to sign this Agreement. If the Employee signs this Agreement before the expiration of such period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney; and

(c)     The Employee has seven (7) calendar days after signing this Agreement to revoke Sections 7, 9, 10 and 11 of this Agreement (collectively, the “Specified Sections”), which must be revoked in their entirety and as a group, and the Specified Sections of this Agreement (as a group) will not be effective until that revocation period has expired without exercise. The Employee agrees that in order to exercise his right to revoke the Specified Sections of this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the Company’s Legal Department by email sent to: legal@acelrx.com before the close of business on the seventh calendar day after he signs this Agreement. If the Employee timely revokes the Specified Sections of this Agreement, he will not receive continued vesting of equity awards or other benefits under this Agreement.

13.     Confidentiality of Agreement. After the execution of this Agreement by the Employee, neither the Employee, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by the Employee to his attorney, tax advisors and/or his spouse, or as may be required by law. The Company agrees that it will not disclose the terms of or amount paid under this Agreement to any individual or entity who does not have a legitimate business need to know; provided, however, that the foregoing shall not prevent such disclosures by the Company as may be required by law, including without limitation, pursuant to any rule or regulation by the Securities and Exchange Commission.

14.     No Filings. The Employee warrants that as of the date of execution of this Agreement, he has not commenced, filed, participated in, offered testimony, or assisted any investigation, hearing, or proceeding (including any whistleblower proceeding) before any federal, state, or local government agency relating to the Company. In addition, to the maximum extent permitted by law, the Employee agrees that if any lawsuits or claims, charges or complaints are made against the Company or the other Releasees with any local, state or federal agency or court in whole or in part on his behalf, the Employee shall not be entitled to recover any individual monetary relief or other individual remedies, and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or any agency purports to bring any legal proceeding, in whole or in part, on behalf of the Employee based upon events occurring prior to the execution of this Agreement, the Employee will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice.  The Employee further warrants that he has disclosed, or will disclose prior to the execution of this Agreement, any and all known or suspected violations of law.  Such disclosure must include how he has firsthand knowledge of the known or suspected violation.  If the Employee previously reported such known or suspected violation, such disclosure must also include who the violation was previously reported to and how such violation has not been cured. The Employee also agrees that to the maximum extent allowed by law he will not induce, encourage, solicit or assist any other person or entity to file or pursue any proceeding of any kind against the Company or the other Releasees or voluntarily appear or invite a subpoena to testify in any such legal proceeding. This Section 14 shall not prohibit the Employee from challenging the validity of the ADEA release in Section 11 of this Agreement.

15.     Confidential and Proprietary Information.

(a)     The Employee acknowledges that during the course of or related to his employment with the Company he was provided access to certain confidential and/or proprietary information regarding the Company and its business that is not generally known outside of the Company and that would not otherwise have been provided to him (collectively, “Confidential and Proprietary Information”). Confidential and Proprietary Information includes, without limitation, the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): legal strategies and advice; trade secrets; inventions; processes; formulae; programs; technical data; financial information; research and product development; marketing and advertising plans and strategies; customer identities, lists, and confidential information about customers and their buying habits; confidential information about prospects, suppliers, distributors, vendors, and key employees; personal information relating to the Company’s employees; mailing and email lists; and any other confidential, proprietary and or attorney-client privileged information relating to the Company or its business. The Employee agrees that the Confidential and Proprietary Information is the sole property of the Company. The Employee further agrees that he will not disclose to any person or use any such Confidential and Proprietary Information without the written consent of the Company’s General Counsel. If the Employee is served with a deposition subpoena or other legal process calling for the disclosure of Confidential and Proprietary Information, or if he is contacted by any third person requesting such information, he will notify the Company’s General Counsel as soon as is reasonably practicable after receiving notice and will cooperate with the Company in preventing or minimizing the disclosure thereof. The Employee acknowledges that certain rights and obligations set forth in the Employee’s Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) extend beyond the Separation Date. In the event that any provision of this Section 16(a) or any other provision of this Agreement conflicts with the Confidential Information Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company shall control.

(b)     The Employee represents and warrants that he has returned all files, customer lists, financial information, mobile devices, computers (and related passwords), and other property of the Company that were in his possession or control without retaining either electronically stored or physical copies thereof.

(c)     Notwithstanding the confidentiality obligations set forth in this Section 15 or elsewhere in this Agreement, the Employee understands that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Employee further understands that if a court of law or arbitrator determines that he misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this Section 15(c), then the Company may be entitled to an award of exemplary damages and attorneys' fees against him.

16.     Remedies. The Employee acknowledges that any misappropriation or misuse of trade secrets or unauthorized disclosure of Confidential and Proprietary Information of the Company, and any violation of Sections 13 and 15 of this Agreement, will result in irreparable harm to the Company, and therefore, the Company shall, in addition to any other remedies, be entitled to immediate injunctive relief.

17.     Cooperation Clause. Apart from any consulting services the Employee is requested to provide, for a period of one year after the Effective Date of this Agreement, the Employee agrees to cooperate with the Company’s and its legal counsel’s reasonable requests for information or assistance, including related to the Company’s finance and accounting matters, any Company internal investigation or review of compliance, legal or any other issues, response to any lawfully served civil or criminal subpoenas, and defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which the Employee was engaged in employment with the Company. The Company agrees to reimburse the Employee for any reasonable expenses incurred by the Employee in connection with such cooperation as long as the parties have discussed and agreed upon the expense before it is incurred. The Employee may retain independent counsel of his choice if he is personally named in any legal action related to his employment with the Company, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld. Except as required by law, or authorized in advance by the Company’s General Counsel, the Employee will not communicate, directly or indirectly, with any third party, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company or any of its directors or officers is being contemplated, concerning the operations of the Company or the legal positions taken by the Company. Except as required by law, if asked about any such individuals or matters, the Employee shall say: “I have no comment,” and shall direct the inquirer to the Company’s General Counsel. The Employee acknowledges that any violation of this Section 17 will result in irreparable harm to the Company and that the Company shall, in addition to other available remedies, be entitled to immediate injunctive relief.

18.     Non-disparagement. Except as required by law, the Employee agrees not to disparage or otherwise publish or communicate derogatory statements about the Company and any director, officer or employee and/or the products and services of the Company to any third party. Except as required by law, the Company agrees that its current directors and officers shall not disparage or otherwise publish or communicate derogatory statements about the Employee to any third party.

19.     Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any amount paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

20.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

21.     Arbitration. The parties hereto agree that any future dispute of any nature whatsoever between them, including, but not limited to, any claims of statutory violations, contract or tort claims, or claims regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Marin County, California, unless the parties agree to another location, before an experienced employment arbitrator licensed to practice law in California and selected in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), unless the parties agree to a different arbitrator, as the exclusive remedy for any such Arbitrable Dispute. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. This Section 21 shall not restrict actions for equitable relief by the Company for violation of Sections 13, 15, 17 and 18 of this Agreement.

22.     Dispute-Related Attorneys’ Fees. Except as otherwise provided herein, in any arbitration or other proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

23.     Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

24.     Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

25.     Entire Agreement. This Agreement represents the sole and entire agreement among the parties, and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein, including the Employment Agreement.

26.     Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

27.     Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

28.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

29.     Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but the Employee’s rights under this Agreement are not assignable, except to his estate.

30.     Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered; (b) if sent by email; or (c) if mailed by overnight or by first class, certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Employee:	Lawrence Hamel *** *** Email: ***

If to the Company:	AcelRx Pharmaceuticals, Inc. Attn: Legal Department 351 Galveston Drive Redwood City, CA 94063 Email: legal@acelrx.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third day after being sent by first class, certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by email during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by email at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO THE EMPLOYEE, HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

“Employee”	/s/ Lawrence Hamel
Lawrence Hamel

	Dated:	April 3 , 2020

“Company”	ACELRX PHARMACEUTICALS, INC.

	By:	/s/ Vince Angotti

	Name:	Vince Angotti_______________

	Title:	CEO

	Dated:	April 3, , 2020

Exhibit A

AGREEMENT FOR CONSULTING SERVICES

This Consulting Services Agreement (“Agreement”) is made and entered into by and between Lawrence Hamel (“CONSULTANT”) and AcelRx Pharmaceuticals, Inc. (“ACELRX”). This Agreement shall be effective immediately following the Separation Date (as defined in the Transition Agreement and General Release (the “Transition Agreement”) entered into by and between Consultant and ACELRX) (the “Effective Date”).

W I T N E S S E T H

WHEREAS, CONSULTANT has training, expertise and prior experience in development and is in the business of providing consulting services to pharmaceutical companies on an as needed basis; and

WHEREAS, ACELRX desires to retain the services of CONSULTANT to provide the consulting services specified in this Agreement; and

WHEREAS, CONSULTANT desires to provide consulting services for the benefit of ACELRX and its related entities using his knowledge, skills, experience and abilities;

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I - SERVICES TO BE PROVIDED

A.      Nature of Services. CONSULTANT shall provide to ACELRX and/or its related entities advice and assistance with respect to the projects set forth in Exhibit A hereto (collectively, “Services”) on an as needed basis, up to a maximum of 40 hours of Services each month during the term of this Agreement.

B.      Right of Control. CONSULTANT shall have exclusive control over the means, manner, methods and processes by which the Services are performed.

C.      Non-exclusive Services. CONSULTANT may engage in such other consulting services, business and/or commercial activities, as he desires during the term of this Agreement.

ARTICLE II - COMPENSATION FOR SERVICES

A.      Fees. As payment and consideration for the Services to be provided and promises made herein by CONSULTANT, ACELRX agrees to pay CONSULTANT the amount of $174.19 for each hour of Services CONSULTANT is requested to provide and provides to ACELRX (the “Fees”). CONSULTANT shall present an invoice for the Services for the prior month by the fifth (5th) day of the month after the services are provided. ACELRX will pay the Fees within fifteen (15) calendar days after presentation of an invoice for the services by CONSULTANT, and resolution of any issues related to the invoice.

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B.      Reimbursement of Authorized Expenses. ACELRX agrees to reimburse CONSULTANT for all actual out-of-pocket expenses that are necessary for the performance of CONSULTANT’s services under this Agreement, and are approved in writing in advance by ACELRX’s Chief Financial Officer or his/her designee.

C.      Tax Obligations. CONSULTANT understands and agrees that all compensation to which he is entitled under the Agreement shall be reported on an IRS Form 1099, and that he is solely responsible for all income and/or other tax obligations, if any, including but not limited to all reporting and payment obligations, if any, which may arise as a consequence of any payment under this Agreement.

D.      No Benefits. CONSULTANT understands and agrees that since during the Term of this Agreement he will not be an employee of ACELRX, he will not be entitled to any of the benefits provided to employees of ACELRX, including, but not limited to bonus plans; participation in retirement benefit plans beyond her participation during his employment by ACELRX; holidays off with pay; vacation time off with pay; paid leaves of absence of any kind; and insurance coverage of any kind, specifically including, but not limited to, medical and dental insurance, except to the extent he has elected to continue coverage under ACELRX’s insurance plans under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), workers’ compensation insurance and state disability insurance.

ARTICLE III - TERM AND TERMINATION

A.      Term of Agreement. This Agreement shall be in effect for a period of eighteen (18) months from the Effective Date (the “Term”).

B.      Termination Prior to Expiration of Term. Either party hereto may terminate this Agreement at any time without cause on thirty (30) days’ advance written notice to the other. If ACELRX terminates the Agreement without cause before the expiration of the Term, it shall pay CONSULTANT the amount he would have received for 20 hours of Services each month for the remainder of the Term. If CONSULTANT terminates the Agreement, ACELRX shall have no obligation to pay any Fees for Services after the termination is effective.

ACELRX may terminate this Agreement for cause before the expiration of the Term without any prior notice. “Cause” shall mean the commission of actions by CONSULTANT that cannot be permitted to occur because of their impact on ACELRX and/or its related entities, and the employees of those entities. Some examples of such offensives are: breach of the promises made in Article IV, below; unauthorized disclosure of confidential and/or proprietary information of the ACELRX; unauthorized charges against accounts of ACELRX or any of its affiliated entities; dishonesty; willful failure to carry out assignments; negligence; and serious misconduct of any kind. In the event that ACELRX terminates this Agreement for cause, CONSULTANT shall be paid the Fees earned through the termination date. CONSULTANT shall not receive any other payments of any kind.

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This Agreement will terminate automatically without action on the part of any party hereto if the Transition Agreement does not become effective on the eighth calendar day after it has been executed by both of the parties thereto. If the Agreement is terminated in accordance with the prior sentence, ACELRX shall have no obligation to pay any Fees for Services after the termination is effective.

ARTICLE IV -- PROPRIETARY RIGHTS

A. No Impediments to Providing Consulting services. CONSULTANT represents that he is not party to any agreement with any individual or business entity, including any relating to protection of alleged trade secrets or confidential business information that would prevent him from providing the consulting services required under this Agreement or that would be violated by the providing of said services.

B. Confidential Information. CONSULTANT acknowledges that during the term of this Agreement he will have access to and learn certain confidential and proprietary information and/or trade secrets regarding the business of ACELRX and its related entities, including, but not limited to, information about ACELRX’s business plans, company finances, and the skills and qualifications of ACELRX employees (collectively, “Confidential Information”).

C. Restrictions on Use and Disclosure of Confidential Information. CONSULTANT agrees to hold all Confidential Information in trust and in the strictest of confidence, and to protect the Confidential Information from disclosure, except as required to perform the Services hereunder. CONSULTANT further agrees that he will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information to any third party without the prior written consent of ACELRX, which may be withheld in its absolute discretion. The promises in the Agreement to protect Confidential Information are in addition to and not in lieu of the post-employment promises in CONSULTANT’s Confidential Information and Invention Assignment Agreement from the period he was employed by ACELRX.

D. Return of Property. CONSULTANT agrees not to remove any property of ACELRX or its related entities from their premises without express written permission, and to return all such property, including computer data, written materials provided to or obtained during the term of this Agreement, customer and supplier address lists, and any other items of value at the time this Agreement is terminated.

E. No Solicitation of Customers and Vendors.   CONSULTANT further agrees that, during the term of this Agreement and for a period of one year after the termination of it, he will not directly or indirectly, either on his own behalf or on behalf of any other person or entity, use any Confidential Information to attempt to persuade or solicit any customer or vendor of ACELRX or its related entities to cease to do business or to reduce the amount of business which any such customer or vendor has customarily done or contemplates doing with them, or to expand the customer’s or vendor’s business with a competitor of ACELRX or its related entities.

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F. No Solicitation of Employees and Other Consultants. CONSULTANT further agrees, that during the term of this Agreement and for a period of one year after its termination, he will not directly or indirectly, either on his own behalf or on behalf of any other person or entity, attempt to persuade or solicit any person who is an employee or consultant of ACELRX or its related entities to terminate such employment or consulting relationship. In addition, CONSULTANT agrees that after the termination of this Agreement he will not seek to obtain or misappropriate any of the Confidential Information of ACELRX or its related entities from any of their current or former employees and consultants.

G. Violations. CONSULTANT agrees that ACELRX and its related entities would be irreparably harmed by any actual or threatened violation of the promises in this Article IV, and therefore, that, in addition to other remedies, ACELRX and its related entities will be entitled to an injunction prohibiting CONSULTANT from committing any such violations.

ARTICLE V -- MISCELLANEOUS PROVISIONS

A. Independent Contractor Status. CONSULTANT understands and agrees that he is an independent contractor and not an employee of ACELRX and that he shall not become an employee of ACELRX by virtue of the performance of the services called for under this Agreement.

B. Subconsultants and Other Consultants. CONSULTANT is not authorized to engage the services of subconsultants, vendors or other consultants on behalf of ACELRX or its related entities, unless he has obtained written authorization from ACELRX to do so in advance. To the extent such advance authorization has been obtained, ACELRX will pay for the services provided by such subconsultants, vendors and/or other consultants.

D. Employees. To the extent CONSULTANT has any employees as of the date he signs this Agreement or hires any employees during the Term of this Agreement, CONSULTANT understands and agrees that all such employees shall be his employees only, and that ACELRX shall not be an employer of the employees. ACELRX shall have no responsibility for providing and shall not provide directions, instructions or supervision to any of CONSULTANT’s employees. Only CONSULTANT shall provide such directions, instructions and supervision. In addition, all decisions with respect to the employment of CONSULTANT’s employees, if any, shall be made solely and exclusively by CONSULTANT. ACELRX shall have no responsibility for or input into such decisions. CONSULTANT hereby agrees to indemnify, defend and hold ACELRX harmless from and against any costs, losses, damages, obligations, liabilities and expenses, including attorneys’ fees, arising from or in connection with any claim asserted by any of CONSULTANT’s employees against ACELRX based on the employees’ employment with CONSULTANT, such as claims for discrimination in employment, harassment, retaliation, violation of statutory law, and wrongful termination.

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E. No Purchases. CONSULTANT shall not purchase materials or supplies for the accounts of ACELRX or its related entities, or otherwise hold himself out as being authorized to make purchases for which ACELRX or its related entities would be billed directly by the seller of the materials or supplies, unless such purchase is authorized in writing by ACELRX in advance.

F. Compliance with Governmental Requirements. CONSULTANT will maintain in force and/or secure all required licenses, permits, certificates and exemptions necessary for the performance of his services under this Agreement, and at all times shall comply with all applicable federal, state and local laws, regulations and orders.

G. Indemnification. CONSULTANT shall indemnify and hold ACELRX and its related entities, and the directors, officers, agents, representatives and employees of all such entities, harmless from and against any and all liabilities, losses, damages, costs, expenses, causes of action, claims, suits, legal proceedings and similar matters, including without limitation reasonable attorneys’ fees, resulting from or arising out of the failure of CONSULTANT or any of his employees to comply with and perform fully the obligations hereunder, or resulting from any act or omission on the part of CONSULTANT, provided however that the indemnification shall not apply to any good faith action on the part of CONSULTANT that is within the scope of this Agreement. If any cause of action, claim, suit or other legal proceeding is brought against CONSULTANT in connection with any Services rendered under this Agreement, CONSULTANT shall promptly notify ACELRX upon learning of any such proceeding.

ACELRX shall indemnify and hold CONSULTANT and his agents, employees, representatives and heirs, harmless from and against any and all liabilities, losses, damages, costs, expenses, causes of action, claims, suits, legal proceedings and similar matters, including without limitation reasonable attorneys’ fees, resulting from or arising out of the performance of any act specifically requested or authorized by ACELRX in connection with this Agreement. This promise does not apply to any actions arising out of or in connection with CONSULTANT’s operation of any motor vehicle. If any cause of action, claim, suit or other legal proceeding is brought against ACELRX in connection with any services provided by CONSULTANT under this Agreement, ACELRX shall promptly notify CONSULTANT upon learning of any such proceeding.

H. Notices. Any and all notices and other communications hereunder shall have been deemed to have been duly given when delivered personally or 48 hours after being emailed or mailed by overnight mail or certified or registered mail, return receipt requested, postage prepaid, in the English language, to the email or physical address set forth below the signature of each of the parties hereto or to such other address as either of the parties hereto may from time-to-time designate to the other party in writing.

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I. Waiver. No purported waiver by either party hereto of any provision of this Agreement or of any breach thereof shall be deemed a waiver of such provision or breach unless such waiver is in writing signed by the party making such waiver. No such waiver shall be deemed to be a subsequent waiver of such provision or waiver of any subsequent breach of the same or any other provision hereof.

J. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

K. Arbitration. This Agreement shall in all respects be interpreted and governed by and under the laws of the State of California. Any dispute between the parties hereto, including any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement or any law (hereinafter “Arbitrable Dispute”), shall be submitted to arbitration in Redwood City, California, which CONSULTANT represents is an acceptable location to him, unless the parties agree to another location, before an experienced arbitrator licensed to practice law in California and selected in accordance with the commercial arbitration rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or such other service or independent arbitrator as the parties may agree upon, as the exclusive remedy for any such claim or Arbitrable Dispute. The decision of the arbitrator shall be final, conclusive and binding upon the parties. Should any party to this Agreement pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. This section shall not restrict the right of ACELRX to go to court seeking injunctive relief for a violation of Article IV of this Agreement, pending the outcome of an arbitration proceeding.

L. Sole and Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto pertaining to the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the parties hereto, whether written or oral, pertaining to the subject matter hereof. No change in, modification of, or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed and dated by each of the parties hereto subsequent to the execution of this Agreement.

DATED: _______________, 2020	DATED: _______________, 2020

LAWRENCE HAMEL	ACELRX PHARMACEUTICALS, INC.

Email:	By:

Address:	Email:

Address:

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Exhibit A

Projects

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